EXHIBIT 99.1

Camco Financial Appoints Brundrett as Chief Financial Officer

CAMBRIDGE, Ohio, July 30, 2010 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI) ("Camco") parent company of Advantage Bank has announced that James C. Brundrett has been appointed to the position of Senior Vice President, Chief Financial Officer and Treasurer for Camco and Advantage Bank. James E. Huston, President and CEO of Camco and Advantage Bank made the announcement.

As Chief Financial Officer, Brundrett is responsible for all finance and treasury functions. Mr. Brundrett was previously employed by JPMorgan Chase & Co. from 2004 through 2007 and the former Banc One Corporation from 1991 to 2004 where he served in several senior financial leadership roles. Additional prior experience includes 15 years with Coopers & Lybrand, now PricewaterhouseCoopers. Brundrett also served as a First Lieutenant in the U.S. Army.

Mr. Brundrett holds an MBA from the University of Florida and a BSBA from The Ohio State University. Brundrett is a member of the American Institute of Certified Public Accountants, the Ohio Society of CPAs, and Financial Executives International.

Chairman, President & CEO James E. Huston commented, "We are fortunate to have a professional of Jim Brundrett's caliber on our staff. His depth of experience, knowledge, and enthusiasm are exactly the characteristics we desire in our company's financial leadership."

Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliate, Camco Title Agency, offer relationship banking that includes commercial, small business and consumer financial services, internet banking and title insurance services from 26 offices in Ohio, Kentucky and West Virginia.

Additional information about Camco Financial may be found on Camco's web site: www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

CONTACT: Camco Financial Corporation
         James E. Huston, CEO
         740-435-2020